Exhibit 99.1

Coro Global Inc.

June 9, 2020

LETTER FROM THE CEO

I hope that you and your family are safe and healthy.

As we make final preparations for Coro’s “go live” date, the global health and financial crisis continues, with Central Bankers adding a record volume of assets to their balance sheets. On a cumulative basis, the G7 Central Banks are purchasing $35 million of assets every second of every hour, every day. Here in the United States the Federal Reserve has printed $3 Trillion in new dollars during that last 45 days. In relation to the US population, that equals to $9,603 per person. Some economists warn that unprecedented quantitative easing and currency printing will result in devaluation of currencies.

We believe the Coro value proposition was recently endorsed indirectly in comments from Judy Shelton, a respected economic advisor to President Trump. Ms. Shelton has been a vocal critic of Fed monetary policy and is an advocate for a return to a gold standard. Her ideas are gaining interest, as she has been nominated by the President to serve on the US Federal Reserve Board of Governors. In a recent interview, Ms. Shelton stated that “a gold standard will provide for monetary discipline … Money needs to be stable to provide a foundation for productive economic growth … You must have a reliable unit of account in order to make economic plans. We should match the virtues of a gold standard to have more solid and sustainable economic growth. We need a unified monetary system, so when you talk about the international marketplace, everyone is on a level playing field.” At the end of the interview, Judy mentioned, “I like the idea of a gold-backed currency, it could even be done in a blockchain sort of way.”

Thanks Judy! We could not agree more. Even more trustworthy than a gold-backed currency is the ability to use gold as a currency. We believe Coro’s payment technology will make a true gold currency possible for the first time in history, with no need for a token or other asset-backed currency layer. We believe the opportunity for Coro is compelling. There are 3 billion smartphone users worldwide making more than $1 trillion in mobile phone payments annually. Mobile phone payment volume is expected to grow at an annual rate of 30% over the next 5 years. Although daily gold transactions are worth $200 billion, there are no mobile gold payment transactions. We believe Coro has the potential to change this, with reliable and stable money.

With this opportunity in mind, it is a pleasure to provide an update on recent accomplishments and developments at Coro Global Inc.

Alaska Money Transmitter License

As previously mentioned, Coro is a regulated Money Services Business (MSB) registered with the Financial Crimes Enforcement Network (FinCEN) at the US Department of the Treasury. On May 21, the State of Alaska Division of Banking & Securities issued a Money Transmitter (MT) License to Coro Corp. The Alaska license comes in addition to the MT license issued by the Florida Office of Financial Regulations. In addition, Coro was authorized to operate as an MSB in Wisconsin, Montana and Massachusetts. We are well underway with the nationwide deployment of MT license applications. During the next 6 weeks, Coro expects to be able to operate in as many as 24 states, plus the District of Columbia. We anticipate licensure in 36 states by the end of Q3, and nationwide by year-end. Coro is currently in discussions with regulators in Mexico regarding pursuing a MT license.

Coro Technology Development

We are now in the final sprint to release the Coro mobile application and payment system. Our tech developers are locked-in and laser-focused on completing the remaining API integrations necessary to “go-live” on June 30. Extensive security and vulnerability testing will continue throughout the month of June, leading up to Coro’s release date. Coro has engaged a leading provider of vulnerability assessments and cybersecurity testing for mobile applications. With final technical integrations and quality assurance well underway, our development team is making excellent progress toward the release of the Coro mobile app. You are invited to be among the first members of our Coro community. Please visit our website at: www.coro.global to sign up for information regarding the release of Coro. In the meantime, please let me know if you would like to receive a personal demonstration of our Coro mobile app.

OTCQB Qualification

I am glad to report that Coro Global has qualified to have its common stock quoted on the OTCQB Market. To qualify companies must be current in their audit and SEC reporting requirements, meet minimum bid price and share float requirements and must undergo an annual management certification process. We believe the OTCQB standards provide a strong baseline of transparency to improve the information and trading experience for all investors.

This concludes my update for May. Your questions and feedback are always welcome. I will be in touch with you again next month with another Coro Global update.

Best wishes to you and your loved ones for peace and good health.

J. Mark Goode - Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements: Matters discussed in this letter contain forward-looking statements. When used in this update, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law.